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                                                                    Exhibit 21.1


Subsidiaries of the Registrant



Name:       Precise Software Solutions, Inc.
Jurisdiction of Organization: Delaware

Name:       Precise Software Solutions Ltd.
Jurisdiction of Organization: United Kingdom